CONTRACT MINING AGREEMENT

THIS CONTRACT MINING AGREEMENT (this "Agreement"), is made and entered into on this 31st day of July, 2007 (the "Effective Date"), by and between ONE WORLD ENERGY CORPORATION, a Nevada corporation ("OWEC"), and RALPH SMITH & SON, INC., a Pennsylvania corporation ("Independent Contractor").

WHEREAS, OWEC owns the mineral rights and currently operates a surface coal mining operation and related surface facilities in Conemaugh Township, Indiana County, Pennsylvania, known as the “Nowrytown No.1 Mine”;

WHEREAS, OWEC desires to engage Independent Contractor as a contract miner to perform Work (as defined herein) in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, OWEC and Independent Contractor have agreed that Independent Contractor will begin to perform the Work as of the Effective Date.

NOW, THEREFORE, in consideration of the strict and mutual performance and observance of the terms, conditions, covenants, stipulations, guarantees and agreements hereinafter set forth, and intending to be legally bound, OWEC and Independent Contractor agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular shall have the same meaning when used in the plural and vice versa):

"OWEC Property" shall mean all structures, facilities, assets and equipment owned by OWEC at the Nowrytown No.1 Mine as of the Effective Date.

"Coal" shall mean the mineable and merchantable coal within and from the seam of coal in, on and underlying the Nowrytown No.1 Mine.

“Equipment” shall have the meaning set forth in Section 4.3 of this Agreement.

"Event of Default" shall have the meaning set forth in Section 11.1 of this Agreement.

"Information" shall have the meaning set forth in Section 8.7 of this Agreement.

"Lien" shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

“Net Profit” shall mean gross revenues minus all mining costs and related administrative costs.

"Records" shall have the meaning set forth in Section 8.5 of this Agreement.

"Termination Notice" shall have the meaning set forth in Section 11.9 of this Agreement.

"Work" shall have the meaning set forth in Section 2.1 of this Agreement.

ARTICLE II
ENGAGEMENT, TERM AND NATURE OF MINING

Section 2.1 -- Engagement of Independent Contractor. OWEC hereby engages Independent Contractor as an independent contractor in accordance with and subject to the terms and conditions hereinafter set forth, and Independent Contractor hereby covenants and agrees as follows: (i) to mine and remove the Coal by usual and accepted surface mining methods, and as otherwise herein specified, and (ii) to perform all of the other duties, responsibilities and obligations required of Independent Contractor under this Agreement (all of said work is hereinafter collectively referred to as the "Work"). Independent Contractor expressly agrees to begin to perform the Work on the Effective Date and thereafter to continue to perform the Work in a diligent and professional manner and in accordance with the terms and conditions of this Agreement and any and all of the permits and governmental approvals now or hereafter required for the performance of the Work.

Section 2.2 -- Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the Nowrytown No.1 Mine is depleted, unless sooner terminated as provided herein or under applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

 Section 3.1 -- Representations and Warranties of OWEC. OWEC MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUANTITY, QUALITY OR CONDITION OF THE COAL LOCATED IN OR RECOVERABLE FROM THE NOWRYTOWN NO.1 MINE OR THE EQUIPMENT TO BE USED BY INDEPENDENT CONTRACTOR PURSUANT TO THIS AGREEMENT. OWEC ALSO MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE DURATION, ECONOMIC FEASIBILITY OR LIKELIHOOD OF SUCCESS OF THE WORK TO BE PERFORMED BY INDEPENDENT CONTRACTOR UNDER THIS AGREEMENT. INDEPENDENT CONTRACTOR HEREBY EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT OWEC HAS NOT MADE ANY REPRESENTATION OR WARRANTY WITH REGARD TO ANY OF THE FOREGOING MATTERS OR THE CONDITION OR EXISTENCE OF ANY SURFACE AREAS, PRIOR WORKINGS, COAL SEAMS, WORK PLACES, STRUCTURES, FACILITIES, FIXTURES, EQUIPMENT OR OTHER MATTERS RELATING TO THE COAL, THE EQUIPMENT, THE WORK OR THE NOWRYTOWN NO.1 MINE.

Section 3.2 -- Representations and Warranties of Independent Contractor. As a material inducement for OWEC to enter into this Agreement, Independent Contractor represents and warrants to OWEC as follows:

(a) Independent Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Independent Contractor has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Independent Contractor, is a valid and binding obligation of Independent Contractor and is enforceable against Independent Contractor in accordance with its terms, subject only to bankruptcy, insolvency and other laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement by Independent Contractor will not, with or without the lapse of time or the giving of any notice, or both, result in any breach, default or violation by Independent Contractor of any law, rule, regulation or agreement or other commitment to which Independent Contractor is a party or by which it is bound.

(b) Neither Independent Contractor nor any of its assets are subject to any judgment, order, writ, decree, citation or injunction. Independent Contractor is not a party to any judicial, administrative, investigative or arbitration proceeding, now pending, or to the best of its knowledge, threatened, which could have a material adverse impact on this Agreement or its ability to perform the Work under this Agreement.

(c) Independent Contractor is in the business of surface coal mining, has substantial experience as a surface coal mine operator, and has personnel that are knowledgeable regarding and have substantial experience in surface mining conditions similar to those in the Nowrytown No.1 Mine.

(d) Independent Contractor has carefully inspected and examined and is familiar with the Nowrytown No.1 Mine, all areas surrounding the Nowrytown No.1 Mine, and the OWEC Property.

(f) Independent Contractor has fully informed itself as to all existing conditions and limitations of the Nowrytown No.1 Mine, all areas surrounding the Nowrytown No.1 Mine, and  all laws, ordinances, rules, regulations, dangerous conditions, prior mining, location of old workings and latent dangers that may affect the Work to be performed under this Agreement, and hereby accepts those conditions and limitations and the risks associated therewith.

ARTICLE IV
EQUIPMENT; MINING OPERATIONS

Section 4.1 -- OWEC Property. In performing the Work, and so long as Independent Contractor is in compliance with the terms and conditions of this Agreement, Independent Contractor shall have the right to use the OWEC Property. Title to the OWEC Property shall, at all times, be vested in OWEC. Independent Contractor may not, voluntarily or involuntarily, subject the OWEC Property to any Liens, and Independent Contractor may not, without the prior written consent of OWEC, remove or permit the removal of any of the OWEC Property from the Premises.

 Section 4.2 -- No Warranties; Use of Equipment. Independent Contractor hereby acknowledges and agrees that the OWEC Property has been or will be furnished to it "as is" and "where is" without any representations or warranties of any kind by or on behalf of OWEC. OWEC, not being the manufacturer of any of the OWEC Property, nor manufacturer's agent, makes no warranty or representation, either express or implied, as to the fitness, quality, design, condition, capacity, suitability, merchantability or performance thereof or of the material or workmanship with respect thereto, it being agreed that all risks, as between OWEC and Independent Contractor, are to be borne by Independent Contractor at its sole risk and expense. Independent Contractor accordingly agrees not to assert any claim whatsoever against OWEC based thereon. Independent Contractor further agrees, regardless of cause, not to assert any claim whatsoever against OWEC for loss of anticipatory profits or consequential damages. Independent Contractor shall be solely responsible for developing and training its employees in safe and proper use and operating procedures with respect to each item of the OWEC Property.

Section 4.3 -- Maintenance of Equipment. Independent Contractor covenants and agrees to at all times keep and maintain the equipment located on the OWEC Property (the “Equipment”) in good and safe working order, condition and repair, ordinary wear and tear excepted, and in compliance with all applicable warranties or contractual obligations relating thereto and all federal, state, and local laws, rules, regulations and ordinances. Independent Contractor further covenants and agrees to keep and maintain accurate maintenance programs and schedules with respect to the Equipment. The obligation of Independent Contractor to maintain and keep the Equipment in good working order, condition and repair (ordinary wear and tear excepted) includes performing, at OWEC's sole cost and expense, all routine or scheduled maintenance thereof. In order that OWEC may be able to determine that Independent Contractor is in compliance with the maintenance and repair requirements of this Agreement, Independent Contractor shall, upon OWEC's request: (i) permit the Equipment to be inspected by OWEC or its designee, and (ii) permit OWEC or its designee to inspect and copy all maintenance records and any other records that may pertain to the Equipment.

Section 4.4 -- Expense of Operations; Utilities. Subject to Section 4.1 above, all costs, expenses and liabilities accruing or resulting from the Work performed under this Agreement shall be borne by OWEC, and Independent Contractor shall have no responsibility therefore. OWEC shall, at its sole cost and expense, obtain in its name all utilities necessary for the performance of the Work.

Section 4.5 -- Diligence. Independent Contractor agrees to begin to perform the Work on the Effective Date and thereafter to diligently prosecute the Work in a skillful and workmanlike manner in accordance with the terms and conditions of this Agreement and modern and approved mining methods, and Independent Contractor agrees to use only competent, skilled personnel and management in performing the Work. Independent Contractor shall perform the Work so as to produce and recover the maximum quantities of merchantable and mineable coal from the Nowrytown No.1 Mine.

Section 4.6 -- Notice of Suspended Operations. Independent Contractor shall report promptly in writing to OWEC any suspension, slowdown or interference with any aspect of the Work, and Independent Contractor shall specifically identify the reasons therefore and the expected duration thereof.

Section 4.7 -- Engineering Services. Independent Contractor shall be solely responsible for obtaining all engineering services that are or may be required: (i) to protect OWEC's interest in the Coal, and the OWEC Property, and (iii) to perform the Work pursuant to the terms and conditions of this Agreement.  The cost of such services shall be the responsibility of OWEC.

Section 4.8 -- Water Sampling. During the term of this Agreement, OWEC agrees to perform or cause to be performed all water sampling and related reporting required by any governmental permits on or with respect to the OWEC Property

ARTICLE V
PRODUCTION

Section 5.1 -- Source of Coal. Independent Contractor covenants and agrees that: (i) the Coal delivered to OWEC pursuant to this Agreement shall be produced solely from the coal seam in, on and underlying the Nowrytown No.1 Mine, (ii) it shall not commingle any coal mined or removed from other properties with the Coal mined and removed from the Nowrytown No.1 Mine, and (iii) it shall not tender, deliver or sell any of the Coal mined from the Nowrytown No.1 Mine to any person or entity without the prior written consent of OWEC.

Section 5.2 -- No Foreign Material, Etc. Independent Contractor agrees to mine, produce and deliver Coal which is free from foreign material, trash, excess moisture, slate, rock, excessive out of seam dilution and other impurities and which is of merchantable and saleable quality.

Section 5.3 -- Title to Coal, Depletion. Independent Contractor acknowledges and agrees that title to all Coal mined under this Agreement shall be vested in OWEC and Independent Contractor shall have no right to dispose of any of the Coal except as set forth in Section 5.4 below. Unless otherwise expressly provided herein, Independent Contractor shall not acquire and shall not have an economic interest in any of the Coal and OWEC shall have the full right to claim depletion for income tax or other purposes with respect to all of the Coal mined, produced and delivered hereunder. Independent Contractor expressly acknowledges and agrees that it will make no claim whatsoever to depletion for income tax or any other purposes with respect to the Coal mined under this Agreement and acknowledge that OWEC's exclusive right to depletion for any and all purposes was taken into account by the parties hereto in fixing the amounts owed Independent Contractor under Section 6.1 under this Agreement

Section 5.4 -- Independent Contractor's Right to Sell Coal. In the event OWEC suspends its performance of this Agreement and refuses to accept Coal pursuant to Section 13.8 (b)(i) for more than 30 consecutive days, Independent Contractor shall have the right to attempt to sell Coal that it has produced but that OWEC has not accepted pursuant to Section 13.8(b)(i); provided, however, Independent Contractor shall not enter into any agreements for the sale of Coal pursuant to this Section 5.4 without the prior express written consent of OWEC, which consent may be withheld by OWEC for any reason.

Section 5.5 -- Boundaries. Independent Contractor shall fully comply with all federal, state and local laws, regulations, rules, ordinances and the governmental permits regarding any matter relating to mining near the boundaries of the Nowrytown No.1 Mine. Notwithstanding the foregoing, however, Independent Contractor shall not, except with the prior written consent of OWEC, mine any Coal within sixty (60) feet of the outside boundaries of the Nowrytown No.1 Mine or within two hundred (200) feet of any mine workings in or adjacent to the Nowrytown No. 1 Mine, and Independent Contractor shall not cut any boundary corner on the Nowrytown No.1 Mine except with the prior written consent of OWEC. In the event such consent is given by OWEC, Independent Contractor shall use such precautions as are necessary to preserve and monument the location of such boundary corner as OWEC may require.

ARTICLE VI
NET PROFIT; OPERATING CAPITAL

Section 6.1 Net Profit. In consideration for the Work performed by Contractor hereunder, OWEC agrees that Independent Contractor shall be entitled to forty percent (40%) of the Net Profit, including without limitation, expenses incurred under this Agreement, debt service expenses and royalties, attributable to the Nowrytown No.1 Mine during the term of this Agreement.

Section 6.2 Operating Capital. OWEC further agrees to provide all operating capital and furnish all of the Equipment, tools, machinery, parts, supplies and other items that may be required from time to time to perform the Work.  OWEC shall reimburse Independent Contractor all reasonable expenses incurred by Independent Contractor relating to the Nowrytown No.1 Mine.

ARTICLE VII
RELATIONSHIP OF PARTIES

Section 7.1 -- Independent Contractor. It is expressly agreed and understood that Independent Contractor shall perform the Work specified in this Agreement as an independent contractor. Independent Contractor shall exercise exclusive direction and control over its work force and labor relations policies, and subject only to OWEC's right to designate the areas to be mined, Independent Contractor shall direct the manner, method, mode of performance and all other aspects of the Work. Independent Contractor expressly agrees that it shall not represent or hold itself out as an affiliate, subsidiary, partner, joint venturer, representative or agent of OWEC, and Independent Contractor further agrees to indemnify, hold harmless and defend OWEC against any claims, of whatever kind, arising from any act or representation of it contrary to the provisions of this Section 7.1. This covenant of indemnity shall survive the termination or expiration of this Agreement.

Section 7.2 -- Employees. The employees of Independent Contractor shall be its employees and not the employees of OWEC. Independent Contractor shall exercise complete and exclusive control over and responsibility for all aspects of hiring, employment, supervision, direction, hours, working conditions, compensation, discipline and discharge for all individuals engaged to perform the Work under this Agreement. Independent Contractor shall comply with all present and future federal, state and local laws, ordinances, rules and regulations pertaining to the duties and obligations arising out of the employer-employee relationship, including, without limitation, unemployment compensation, Social Security, withholding taxes, State Workers' Compensation (including the Black Lung component), wage and hour laws, wage payment and collection laws, federal and state safety laws, occupational disease compensation and all other applicable rules and regulations promulgated thereunder. Independent Contractor shall maintain accurate supporting records showing evidence of its compliance with the requirements set out in this Section 7.2 and shall make these records available to OWEC for inspection upon request, and Independent Contractor shall certify to OWEC, on a quarterly basis, in writing, Independent Contractor's compliance therewith on all Coal produced and tendered under this Agreement. Any expense incurred by Independent Contractor under this Section 7.2 shall be reimbursed by OWEC.

ARTICLE VIII
INSPECTION, RECORD KEEPING AND REPORTING REQUIREMENTS

Section 8.1 -- Contemporaneous Access to the OWEC Property. Independent
Contractor acknowledges and agrees that OWEC or its designee may place and install or cause to be placed and installed on the OWEC Property various structures, equipment and materials, and OWEC may carry on, either directly or through its designee, such other operations on the OWEC Property as OWEC may deem necessary or desirable for its own purposes as long as it does not interfere with Independent Contractor's ability to perform the Work under this Agreement. OWEC shall ensure that all activity on the OWEC Property by OWEC or its designee shall be conducted in accordance with all applicable laws, rules and regulations, including, without limitation, all Mine Safety and Health Administration (“MSHA”) requirements.

Section 8.2 -- Inspection of the OWEC Property and Equipment. Independent Contractor acknowledges and agrees that OWEC and its designees may, upon notice to Independent Contractor, enter upon, inspect, map, sample, test and survey the OWEC Property, the Nowrytown No.1 Mine, the Equipment, the Coal and the Work being performed under this Agreement, and any other aspect of Independent Contractor's operations relating to this Agreement. Independent Contractor shall provide OWEC and its designees with safe access to the OWEC Property, the Nowrytown No.1 Mine and the Equipment, and cooperate with OWEC and its designees in carrying out such inspection.

Section 8.3 -- Safety. OWEC and Independent Contractor recognize the importance of safety procedures and safe working conditions. Before commencing any Work under this Agreement, Independent Contractor must obtain an MSHA identification number. Independent Contractor agrees to comply with all present and future federal, state and local safety laws, ordinances, rules and regulations, and Independent Contractor shall ensure that its employees are trained in safe working procedures and shall cause its employees to abide by all safety and security rules in force on the OWEC Property. OWEC and its designees shall have the right (but not the obligation) to review the safety records of Independent Contractor on a quarterly basis. Independent Contractor agrees to indemnify, hold harmless and defend OWEC against any claims, of whatever kind, arising from any act or omission to act by Independent Contractor contrary to the provisions of this Section 8.3. This covenant of indemnity shall survive the termination or expiration of this Agreement.

Section 8.4 -- Testing and Reports. Independent Contractor shall maintain accurate records regarding the mining conditions encountered, drill cores, tests and sampling with respect to the Premises, the Coal and the Work (the "Records"), and Independent Contractor shall provide OWEC or its designee with copies thereof. Upon the termination or expiration of this Agreement, Independent Contractor shall promptly deliver to OWEC or its designee all of such records.

Section 8.5 -- Books of Account and Records. Independent Contractor shall at all times maintain accurate books and records of account covering the Work performed under this Agreement in accordance with generally accepted accounting principles. OWEC shall have the right to inspect, audit and copy Independent Contractor's books and records for the purpose of verifying compliance with all terms, conditions and provisions of this Agreement.  Independent Contractor shall keep and preserve such books and records for at least five years after the termination or expiration of this Agreement.

Section 8.6 -- Confidentiality of Information. Independent Contractor acknowledges that in performing the Work under this Agreement it may have access to proprietary information and trade secrets of a confidential nature pertaining to OWEC, its affiliates and their businesses, the OWEC Property, the Coal and the Nowrytown No.1 Mine. Independent Contractor agrees that it shall treat all maps, plans, data, reports, drilling logs, core samples, leases and other information relating to OWEC and its business, the OWEC Property, the Coal or the Nowrytown No.1 Mine (the "Information") as confidential, and it shall not divulge, transmit or otherwise disclose any of the Information to any person, firm, corporation or other entity unless at the time of disclosure to Independent Contractor, the information was public knowledge or becomes public knowledge through no act of Independent Contractor. Upon the termination or expiration of this Agreement for any cause whatsoever, Independent Contractor shall promptly deliver to OWEC all of the Information given to Independent Contractor.

ARTICLE IX
OBSERVANCE OF LAWS, REGULATIONS AND OTHER LEGAL REQUIREMENTS

Section 9.1 -- Conformity with Laws. Independent Contractor agrees that in performing the Work under this Agreement, particularly in the actual mining process and in regard to its responsibility for the construction, installation, inspection, maintenance and removal, if necessary, of all facilities, structures, and equipment used in or about the OWEC Property, it shall be familiar with and shall fully obey and comply with all applicable federal, state and local laws and ordinances, and with all applicable rules, regulations, orders and directives of any federal, state or local official, agency or department relating to such mining operations and activities or to such facilities, structures, land areas, utilities, equipment and including, without limitation, all such laws, ordinances, rules, regulations, orders, directives, permits and bonds now in effect or hereafter made, promulgated, enacted or issued.

Section 9.2 -- Permits and Bonds. Following the execution of this Agreement, OWEC shall diligently seek to obtain all approvals and consents from any federal, state or local governmental for the performance of the Work on the OWEC Property. OWEC shall secure, maintain and comply with all permits required to perform the Work, and OWEC shall perform all remedial or abatement work and pay all fines and assessments related to its failure to comply therewith.

Section 9.3 -- Citations or Penalties. Subject to Section 9.2 above, Independent Contractor shall be solely responsible and liable for the complete and timely payment of any and all citations, assessments, penalties or fines imposed by any federal, state or local agency for the violation of any federal, state or local law, ordinance, rule or regulation arising out of or relating, directly or indirectly, to the Work performed under the Agreement. Independent Contractor shall not jeopardize any of the governmental permits held, if any, by OWEC, Independent Contractor, or its and their affiliates, contractors or lessees. Independent Contractor shall be totally and solely responsible for and shall hold harmless, indemnify and defend OWEC from and against any and all liability for any citations, assessments, fines, damages, withdrawal orders or civil and criminal penalties assessed against either Independent Contractor or OWEC which are caused, directly or indirectly, in whole or in part, by the actions or omissions of Independent Contractor, its employees, agents, contractors or representatives. In the event that OWEC or Independent Contractor is assessed, fined or penalized for any violation arising out of Independent Contractor's conduct, or the conduct of its agents, contractors or representatives, OWEC may, in its sole direction, settle or pay such assessment, fine or penalty without Independent Contractor's prior approval, and OWEC may deduct and withhold from any monies due or which shall become due in the future to Independent Contractor for Work performed under the Agreement an amount sufficient to cover any such assessments, fines and penalties, together with expenses, including reasonable attorneys' fees, incurred. If, regardless of the reason, such citations or assessments should go unresolved and any of OWEC's mining related permits are canceled, revoked, suspended, terminated or withdrawn, Independent Contractor shall be liable to OWEC for all costs, expenses, losses and damages, including, without limitation, attorneys' fees, directly or indirectly, incurred by such permit cancellation, revocation, suspension, termination or withdrawal. Independent Contractor reserves the right to lawfully contest any such fine or assessment provided it does not jeopardize the mining operations contemplated under this Agreement.

Section 9.4 --Haulroads, Drainage and Grading. Independent Contractor shall be solely responsible for the maintenance and upkeep of the haulroads on the OWEC Property and for draining and grading all surface areas and for controlling all surface run-off on or with respect to the OWEC Property as required by any federal, state or local law, rule, regulation or permit, or as reasonably required by OWEC.

Section 9.5 -- Fees and Taxes. OWEC shall make complete and timely payment of all federal, state and local fees and taxes which may be imposed or assessed against it, its operations hereunder, the Equipment, or the Nowrytown No.1 Mine in connection with the Work performed under this Agreement, including, without limitation, all payments or benefits arising from the Black Lung Benefits Reform Act of 1977, as amended, the workers' compensation fund or similar benefit program under the laws of the State of Pennsylvania, personal property taxes, employment taxes, and income taxes.

Section 9.6 -- Excise, Reclamation and Severance Taxes. In addition to the amounts set forth in Section 6.1 above, OWEC shall pay real property taxes assessed against the Premises, the federal excise tax payable under 26 U.S.C. Section 4121 with respect to the Black Lung Disability Trust Fund, and the federal reclamation fees payable to the Office of Surface Mining.

Section 9.7 -- Liens. In the event any employee of Independent Contractor or any other third party files a notice of intent to claim a Lien upon any asset of OWEC or any other property or interest of OWEC as the result of Independent Contractor's non-payment of wages or other monies due to such employee or other third party, and in the event such Lien or filing is in OWEC's reasonable opinion legally valid or enforceable, then OWEC may, at its option, pay such employees or third parties directly and deduct the amount of such payment from any monies due or to become due to Independent Contractor under this Agreement. This provision shall not be construed as a promise for the benefit of any employee of Independent Contractor or any third party and shall not constitute an agreement by OWEC to pay any such employee or third party.

Section 9.8 -- Reclamation. OWEC shall be responsible, at its sole cost and expense, for performing all reclamation of the OWEC Property as required by any applicable federal, state and local laws, rules, regulations and permits. OWEC shall indemnify, hold harmless and defend Independent Contractor from and against all claims, cost and expenses, including reasonable attorney's fees, incurred by Independent Contractor in connection with the reclamation of the OWEC Property. This covenant of indemnity shall survive the expiration or termination of this Agreement.

ARTICLE X
INDEMNIFICATION AND INSURANCE

Section 10.1 -- Indemnification. Independent Contractor shall indemnify, hold harmless and defend OWEC, its affiliates and its and their officers, directors, managers and employees from and against any and all suits, actions, liabilities, demands, losses, claims, awards, damages, fines, penalties, judgments, settlements, costs and expenses of every kind and nature (including, without limitation, reasonable attorney's fees and related costs incurred by an indemnified party in connection with its efforts to enforce this indemnity), including, without limitation, the injury to or death of any person or persons, damage to or loss of property, or mining outside the OWEC Property or otherwise, arising out of or relating, directly or indirectly, to (i) the acts or omissions of Independent Contractor, its officers, employees, agents or representatives under or in connection with this Agreement, or (ii) a breach or default by Independent Contractor of any covenant, section, representation, warranty or other term or condition of this Agreement, or (iii) the use of any of the Equipment by Independent Contractor or its employees, agents or representatives, together with any and all costs and expenses, including reasonable attorneys' fees, that may be incurred by an indemnified party in connection with its defense. Independent Contractor shall defend the indemnified party, or, at the option of the indemnified party, pay to have the indemnified party defended, against all such suits, actions, liabilities, demands, losses, claims, awards, damages, fines, penalties, judgments, settlements, costs and expenses, whether groundless or not. The foregoing obligations shall be in addition to and not in limitation of any other specific agreements or obligations in other sections of this Agreement, and shall survive the expiration or termination of this Agreement.

Section 10.2 -- Insurance. Independent Contractor shall maintain, at OWEC’s sole cost and expense, and shall require any subcontractors or other entities or individuals it may engage to perform the Work under this Agreement to maintain, at all times while performing the Work, and for a period of ninety (90) days after the expiration or termination of this Agreement, the insurance coverages set forth below with full policy limits applying, but not less than as stated:

a. Comprehensive general liability insurance with  minimum limits of $5,000,000 per occurrence and $5,000,000 general aggregate for bodily injury and property damage, which insurance shall include coverage for (but not limited to) the following: (i) Premises' operations, (ii) contractual liability, (iii) cross-liability, (iv) products and completed operation, (v) explosion collapse and underground property damage, (vi) subsidence, (vii) waiver of subrogation, and (viii) punitive damages.

b. Employer's liability insurance protecting against employee claims for bodily injury, intentional tort actions and all other employee claims against employers with each underlying limit being not less than One Million Dollars per person and Five Million Dollars for each occurrence.

c. Automobile bodily injury liability insurance  including owned, non-owned and hired vehicle coverage with  limits of liability of not less than $5,000,000 combined  single limits for bodily injury and property damage claims.

d. Workers' Compensation insurance, occupational disease insurance, including state and federal black lung coverage, unemployment compensation and all other insurance coverages for occupational injury, disease or hazards as required by the laws and regulations applicable to and covering employees of Independent Contractor engaged in the  performance of Work under this Agreement.

e. Pollution liability insurance of not less than  $500,000 per incident. Independent Contractor's obligation  to obtain the insurance coverages as provided in this Section 10.2 shall not in any way be construed so as to limit, amend or otherwise modify its indemnity obligations as provided elsewhere in this Agreement.

Section 10.3 -- Form of Insurance. All insurance coverages required under Section 10.2 above shall be with a reputable insurer, licensed to do business in the State of Pennsylvania, and OWEC shall have the right to approve such insurer. All policies or certificates of insurance obtained by Independent Contractor under this Agreement shall name OWEC as an additional insured and shall contain a provision for notice to OWEC of any overdue or unpaid insurance premium and thirty (30) days advance notice to OWEC of any proposed cancellation or substantial change in coverage. Every insurance policy required under Section 10.2 above shall contain a waiver of subrogation by the insurer against OWEC, its owners, affiliates and subsidiaries. Each policy of insurance shall be written as an "occurrence” contract unless the policy is available only on a "claims made" basis, in which case Independent Contractor shall continue such insurance policy for a period of two years after the expiration or termination of this Agreement.

Section 10.4 -- Proof of Insurance Coverage. Independent Contractor shall furnish to OWEC copies of all certificates and policies which provide the insurance coverages required by Section 10.2 above, including, but not limited to, copies of any bonds which may be required for such coverages, prior to commencing the Work under this Agreement and thereafter upon request by OWEC.  Independent Contractor shall also provide satisfactory written evidence to OWEC that, if required by the laws of the State of Pennsylvania, it has entered into appropriate trust or bonding arrangements setting aside or providing sufficient funds to assure payments of accrued back wages and fringe benefits to  Independent Contractor's employees in the event Independent Contractor ceases operations under this Agreement.

ARTICLE XI
DEFAULT AND TERMINATION

Section 11.1 -- Default. Independent Contractor shall be in default of this Agreement upon the occurrence of any of the following events (each an "Event of Default"):

a. any breach or violation of, or failure to perform, any term, condition, provision, representation, warranty, covenant, stipulation or agreement set forth herein or in any other written agreement by and between OWEC and Independent Contractor which is not cured within ten (10) days of Independent Contractor's receipt of written notice thereof from OWEC;

b. If any action by Independent Contractor in performing the Work under this Agreement, complying with any of the terms under this Agreement, or the presence of any agent, employee, contractor or representative of Independent Contractor upon the OWEC Property, or the execution of this Agreement by it shall cause interference with or disrupt or threaten to interfere with or disrupt OWEC's operations in any manner or the operations of any of OWEC's affiliates, subsidiaries or any other contractor(s), at any location whatsoever, for any reason, and if such interference, disruption or threat continues for ten (10) days after Independent Contractor's receipt of written notice from OWEC;

c. In the event Independent Contractor is adjudicated bankrupt or insolvent, whether through involuntary or voluntary proceedings, or if any receiver, trustee, assignee or other person or persons are appointed by any court to take charge of Independent Contractor's assets; or

d. If any order, decree, judgment or directive is issued by any regulatory authority, tribunal or court revoking, suspending, terminating or withdrawing any of its mining related permits or bonds, whether secured in connection with mining on the OWEC Property or not, or requiring Independent Contractor to cease mining operations for a period of more than ten (10) days, or if two such directives are issued in any calendar year, regardless of their duration.

Section 11.2 -- Termination Based Upon an Event of Default. In addition to and not in limitation of its right to terminate this Agreement as provided in other sections of this Agreement, OWEC shall have the right to terminate this Agreement upon the occurrence of an Event of Default by giving written notice to Independent Contractor of such termination.

Section 11.3 -- Right to Cure. If Independent Contractor is in breach or default of any of the terms or conditions of this Agreement, whether or not said breach or default gives rise to an Event of Default, OWEC shall have the right, but not the duty, to make any payment or to perform any act or complete or correct the Work required of Independent Contractor under this Agreement and, in exercising such right, to incur, for and on behalf of Independent Contractor, necessary or incidental costs and expenses, including reasonable attorneys' fees. In exercising the foregoing right, OWEC may offset and deduct all  payments made and all costs and expenses incurred against such sums of money, if any, due or to become due to Independent Contractor under this Agreement and proceed against Independent Contractor under the provisions of Section 10.1 relating to indemnity. OWEC's right to cure Independent Contractor's default or breach as described in this Section 11.3 shall not imply any obligation on the part of OWEC to make any payment or to perform any act required of Independent Contractor, and the exercise of such right by OWEC shall not constitute a release or waiver of any default or breach by Independent Contractor.

Section 11.4 -- Waiver of Performance or Default. The failure of either OWEC or Independent Contractor to insist in any one or more instances upon strict performance of any of the covenants, terms or conditions imposed upon or assumed by either party under this Agreement, or the failure of OWEC or Independent Contractor to exercise any particular option or right granted by the Agreement, shall not be construed as a waiver or relinquishment for the future performance of any such covenant, term or condition, or as to the exercise of any such option or right. Moreover, a waiver by either party of a default or breach hereunder must be in writing and shall not be deemed to be a waiver of any subsequent default or breach, and any delay in asserting a right hereunder shall not be deemed a waiver of such right. Nothing contained in this Agreement shall be construed as a waiver of any applicable statute of limitations.

Section 11.5 -- Remedies. The rights and remedies of OWEC set forth in this Agreement shall not be exclusive, but shall be taken and construed as cumulative and in addition to any and all other rights and remedies accorded to OWEC at law or equity.

Section 11.6 -- Removal of Property. In the event of an Event of Default, and for so long as the Event of Default shall continue, Independent Contractor shall not remove or permit to be removed or taken from the OWEC Property any of the Equipment.

Section 11.7 -- Condition of the Premises. Upon the expiration or termination of this Agreement, for any reason, at the option of OWEC, Independent Contractor shall leave the OWEC Property and the Nowrytown No.1 Mine, in the same normal working condition, under which the Work was being performed.

Section 11.8 -- Termination by OWEC Without Cause. Beginning on the second anniversary of the Effective Date of this Agreement, OWEC shall have the right to terminate this Agreement for any reason and at any time by providing Independent Contractor with at least 180 days' prior written notice (the "Termination Notice").

ARTICLE XII
ASSIGNMENT, SUBCONTRACTING AND TRANSFER OF OWNERSHIP

Section 12.1 -- Rights Personal to Independent Contractor. This Agreement is personal to Independent Contractor requiring the exercise of its own services, skills and judgment.

Section 12.2 -- Assignment and Subcontracting. Independent Contractor may not assign, subcontract or otherwise transfer or delegate all or any part of this Agreement, the Work, or any rights, duties, obligations or interests herein without obtaining the prior written consent of OWEC, which consent may be withheld by OWEC in its sole discretion. Independent Contractor may not assign any monies due or to become due to it under this Agreement, nor may it pledge, encumber or mortgage all or any part of its interests in this Agreement without the prior written consent of OWEC,  which consent may not be unreasonably withheld.

Section 12.3 -- Waiver of Consent. In the event OWEC consents to one or more assignments, subcontracts or other transfer of all or any part of this Agreement, the Work, or any rights or interests herein, or a transfer of any ownership interest in Independent Contractor, such consent shall not be construed as waiving the requirement of obtaining written consent to additional assignments, subcontracts or transfers, and no consent to assignment, subcontract or transfer shall relieve Independent Contractor of any obligations specified in this Agreement.

Section 12.4 -- Transfer of OWEC's Interest in the OWEC Property. OWEC may not sell or otherwise transfer its leasehold interest in the OWEC Property if such sale or other transfer would have a material adverse effect on Independent Contractor's interest in the Agreement unless: (i) Independent Contractor consents to such sale or other transfer, or (ii) the buyer or transferee of OWEC's interest in the OWEC Property agrees to be bound by the terms of this Agreement as if it were OWEC.

ARTICLE XII
MISCELLANEOUS

Section 13.1 -- Notices. Any and all notices, payments, reports, consents or other communications between the parties shall be in writing and deemed given and received on the date delivered personally, on the date deposited if sent by registered or certified United States mail, postage prepaid, return receipt requested, or on the date transmitted by facsimile, provided the same is also mailed on said date by registered or certified United States mail, postage prepaid, return receipt requested, to the parties at their  respective addresses as set forth below, which addresses shall remain in effect until notice of change is given, in writing:

    If to OWEC:

Ashvin Mascarenhas
One World Energy Corporation
2501 North Green Valley Parkway, Suite 110
Henderson, NV 89014
Ph: 702-317-2300
Fax: 702-317-2301

    If to Independent Contractor:

Ralph T. Smith, President
1293 Route 217
Derry, PA 15627
Ph: 724-694-5111
Fax: 724-694-9008

Section 13.2 -- Integration. This Agreement contains the entire understanding and agreement of the parties with regard to the transactions contemplated hereunder and it supersedes all prior agreements, arrangements and understandings between the parties relating to the subject matter of this Agreement.

Section 13.3 -- Modification. This Agreement shall not be modified, changed or terminated, in whole or in part, except by written agreement, signed by all parties hereto or their respective successors-in-interest.

Section 13.4 -- Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Pennsylvania.

Section 13.5 -- Headings. The headings appearing in this Agreement are for convenience of reference only and shall not be considered or construed as affecting in any way the meaning of the provisions of this Agreement.

Section 13.6 -- Counterparts. This Agreement may, for convenience, be executed in several counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

Section 13.7 -- Severability. In the event that any provision of this Agreement conflicts with the laws of the State of Pennsylvania or any other jurisdiction, or is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deleted from the Agreement and the Agreement shall be construed to give effect to its remaining provisions.

Section 13.8 -- Force Majeure.

(a) If OWEC or Independent Contractor is rendered wholly or partly unable to perform its obligations under this Agreement by reason of a Force Majeure Event, OWEC or Independent Contractor, as the case may be, will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected, provided that (i) the party relying on the Force Majeure Event notifies the other as soon as practicable of the Force Majeure Event and its cause; (ii) the suspension of performance is of no longer duration than is required by the Force Majeure Event; (iii) no obligations of either party which arose before the Force Majeure Event causing the suspension of performance are excused as a result of the Force Majeure Events; and (iv) the non-performing party exercises due diligence to remove the cause of the Force Majeure Event or to lessen its effect and resumes performance at the earliest practicable time.

(b) In no event will this Section 13.8 be construed to relieve either party of any obligations hereunder solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligations of the parties. Notwithstanding the above, adverse economic consequences from governmental actions will be considered a Force Majeure Event if it results from an item listed in the definition of a Force Majeure Event.  For the purposes of this Agreement only, the term "Force Majeure Event" shall mean or refer to any act or event that (i) prevents OWEC or its coal sales agent from selling any of the Coal at a reasonable profit or performing its obligations under any other agreement for the sale or re-sale of Coal, and (ii) any other act or event which is beyond the reasonable control of OWEC or Independent Contractor and which renders performance of this Agreement, in whole or in part impossible. Such acts or events include, without limitation, an act of God, nuclear emergency, explosion, fire, epidemic, landslide, lightning, earthquake, flood or similar cataclysmic occurrence, an act of public enemy, war, blockade, insurrection, strike, riot, civil disturbance, restrictions or restraints imposed by law or by rule, regulation or order of governmental authorities, whether federal, state or local, delays or interruptions in transportation, major breakdown or other restrictions on the use of equipment, or any cause, whether of the same of a different nature, existing or future, foreseen or unforeseen. Unless resulting from any of the events listed in the preceding sentence, economic hardship or failure by Independent Contractor to produce Coal as required under this Agreement will not constitute a Force Majeure Event.

(c) No Force Majeure Event will invalidate this Agreement and, on termination of the Force Majeure Event, deliveries of Coal will resume pursuant to the terms and conditions hereof. Shipments not made or not accepted due to a Force Majeure Event will not be made up unless OWEC in its sole discretion elects to do so.

(d) The term of this Agreement shall, in OWEC's sole discretion, be extended for a period equal to the sum of all periods during which a Force Majeure prevented either party from performing this Agreement.

IN WITNESS WHEREOF, the parties have caused their corporate names to be signed hereto by their officers duly authorized.

ONE WORLD ENERGY CORPORATION

/s/ Ashvin Mascarenhas
By: ___________________________
Ashvin Mascarenhas, CEO & Director

RALPH SMITH & SON, INC.

/s/ Ralph T. Smith
By: ___________________________
Ralph T. Smith, President